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                                                                    EXHIBIT 99.1


                 UNIVERSAL COMPRESSION COMPLETES ACQUISITION OF
                     WEATHERFORD GLOBAL COMPRESSION SERVICES

Houston, Texas, February 12, 2001 -- Universal Compression Holdings, Inc. (NYSE:
UCO) today announced it has completed its acquisition of Weatherford Global Compression Services, L.P. ("WGC"), the gas compression business of Weatherford International, Inc. (NYSE: WFT).

The combined Company is the second largest natural gas compression service provider in the world, with a fleet consisting of approximately 1,800,000 horsepower. Domestically, Universal will own approximately 1,550,000 horsepower, and will operate in every major gas-producing region in the lower 48 states. Internationally, the Company will own 250,000 horsepower in 9 countries.

Pursuant to the terms of the merger agreement, Enterra Compression Company, a subsidiary of Weatherford International, merged with and into Universal Compression, Inc., the operating subsidiary of Universal Compression Holdings. As consideration for the merger, Weatherford received 13,750,000 shares of newly issued restricted Universal Holdings common stock, which represents approximately 48% of Universal's total outstanding shares. In connection with the acquisition, Weatherford has agreed, subject to certain conditions, to limit its voting rights to 33 1/3% of Universal's total voting power for up to two years. In addition, Universal restructured WGC's current debt and operating leases totaling approximately $323 million.

Universal expects to realize annual cost savings and other synergies of approximately $20 million by the end of fiscal 2002, primarily through consolidation and streamlining operations, especially in the U.S. The transaction will be accounted for using the purchase accounting method and is expected to be immediately accretive to earnings.

 "The combination with Weatherford Global greatly improves our ability to meet our customers' compression needs while expanding our presence in growing international markets including Canada, as well as important segments of the U.S. market such as the Gulf of Mexico", said Stephen A. Snider, Universal's President and CEO. "This addition greatly improves our parts and services business while adding significant horsepower to our domestic and international fleet. We're excited about the quality people and equipment we've added to Universal and believe the level of service we can offer our customers will continue to improve as a result."

Universal also announced the completion of the financing transactions associated with the WGC acquisition concurrently with the acquisition. The Company raised $427 million under a new operating lease facility funded primarily through an offering of $350 million of 8?% Senior Secured Notes due 2008 by an unaffiliated entity. The Company also entered into a new $125 million secured revolving credit facility, and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"). At the closing, Universal funded approximately $80 million under the ABS Operating Lease Facility and had no amounts under the new revolving credit facility. The proceeds from the two new operating lease facilities were


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used to restructure operating lease obligations and refinance certain indebtedness of Universal and WGC.

In connection with the merger, the size of the Company's Board of Directors has been increased from eight to eleven members to accommodate the three Board members designated by Weatherford pursuant to the merger agreement. The Company has appointed Bernard J. Duroc-Danner - Chairman and CEO of Weatherford International, Inc.; Curtis W. Huff - President, Chief Executive Officer and Director of Grant Prideco, Inc. and former Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc.; and Uriel E. Dutton - Partner at Fulbright & Jaworski L.L.P to the Universal Board.

The notes being issued have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, including the notes.

Universal is headquartered in Houston, Texas and is a leading natural gas compression services company providing a full range of rental, sales, operations, maintenance and fabrication services and products to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are out of Universal's control, that could cause actual results to differ materially from such statements. While Universal believes that the assumption concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact future performance and the successful integration of the business. Such risks and uncertainties include, but are not limited to, the integration of acquired businesses (including WGC), costs and other difficulties related to the merger, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and risks associated with international operations. These factors are discussed in more detail in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


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